Exhibit 99.1
BioScrip, Inc. Announces 2006 Fourth Quarter and Year-End Results
ELMSFORD, N.Y.—(BUSINESS WIRE)—March 16, 2007—BioScrip, Inc. (NASDAQ: BIOS) today reported a fourth quarter 2006 loss of $28.0 million or $0.75 per share on revenues of $292.2 million. BioScrip established a non-cash reserve of $25.7 million against its deferred tax assets primarily associated with its net operating loss carryforwards (“NOL”). Excluding this reserve, the Company’s loss for the quarter was $2.3 million or $0.06 per share. Consistent with its previous forecast, the Company achieved fourth quarter EBITDAO (earnings before interest, taxes, depreciation, amortization and option expense) of $1.25 million which represents a $1.9 million EBITDAO improvement over third quarter.
BioScrip’s Chairman and CEO, Richard H. Friedman stated “BioScrip generated $1.25 million in EBITDAO and we expect this positive trend to continue throughout 2007 and beyond. Although we still have work ahead of us, we have a solid handle on our cost structure; it is now time to concentrate on top line growth. While we are not issuing specific guidance, we expect profitability in 2007 and believe that many of the obstacles previously affecting BioScrip are behind us.”
Fourth Quarter Reported Results
Revenue for the fourth quarter 2006 was $292.2 million compared to $304.2 million for the same period a year ago. Revenue decreases were primarily the result of the loss of PBM Services business previously reported. The revenue decrease was partially offset by revenue increases in the Company’s Specialty Services segment. Fourth quarter 2006 Specialty Services revenue was $232.5 million, an increase of $29.0 million, or 14.3% over the prior year, due primarily to revenues associated with preferred distribution arrangements with manufacturers for newly approved drugs, strong growth in infusion services, new business resulting from the CAP contract, and the acquisition of Intravenous Therapy Services (“ITS”) in March 2006. Fourth quarter 2006 PBM Services revenue was $59.7 million, a decrease of $41.0 million, or 40.7%, as compared to the fourth quarter of 2005, for the reason noted above.
Gross profit for the fourth quarter 2006 was $30.8 million, compared to $33.6 million for the same period of 2005. Gross profit was 10.5% of revenue in the fourth quarter 2006 compared to 11.0% in the comparable period of last year. Gross margin declines from 2005 were partially the result of lower reimbursement rates associated with new Medicare Part D networks and further industry-wide reimbursement pressure.
Fourth quarter 2006 selling, general and administrative expenses (“SG&A”) were $28.5 million, or 9.7% of revenue, compared to $28.1 million or 9.2% of revenue for the fourth quarter of 2005. The increase in SG&A over 2005 was due primarily to the acquisition of ITS in March 2006; stock option expense associated with the adoption of SFAS 123(R); and incremental cost related to the CAP contract. Partially offsetting these expenses were reduced spending from the previously announced cost reduction program.
Bad debt expense in the fourth quarter 2006 was $3.0 million or 1.0% of revenue compared to $9.3 million, or 3% of revenue for the same period of 2005. Fourth quarter 2006 bad debt expense includes a $0.3 million charge for non-trade receivables. Without that specific reserve, bad debt in the fourth quarter would have been lower than third quarter by 0.8%.
Calendar Year 2006 Reported Results
Revenue for the year ended December 31, 2006 was $1.15 billion, an increase of $79.0 million from the 2005 results. The 2005 results include Chronimed’s results from March 12, 2005, the date of its acquisition by BioScrip. The net loss for 2006 was $38.3 million which includes the aforementioned $25.7 million reserve against our deferred tax assets as compared to a loss of $23.8 million for 2005. The 2005 results include a $25.2 million charge for the impairment of goodwill and intangibles as well as a $4.6 million charge for merger related expenses.
CAP Program Developments
As previously reported, starting July 1, 2006, as the sole vendor under Medicare’s Competitive Acquisition Program (“CAP”) BioScrip began dispensing Medicare Part B drugs and biologics to CAP enrolled physicians. Recently, Congress modified the program in order to streamline the reimbursement process. Those modifications will result in more timely reimbursement to BioScrip. Further, CMS recently announced a new enrollment period commencing May 1, 2007 through June 15th for new physician enrollments effective August 1st. Fourth quarter CAP revenues were $7.2 million from 1,350 enrolled physicians. Following the fourth quarter 2006 enrollment period, there were approximately 2,450 physicians enrolled. BioScrip intends to invest in marketing and educational programs in order to maximize participation in the upcoming enrollment period.
Conference Call Information

BioScrip will host a conference call to discuss fourth quarter and calendar year 2006 financial results on Friday, March 16 at 10:00 a.m. EDT. Interested parties may participate in the conference call by dialing 888-214-7562 (US), or 415-537-1852 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:30 PM EDT on March 16 through 11:59 PM EDT on March 22, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation #21333003. A webcast and archive of the conference call will also be available under the investor relations section of the BioScrip website, www.bioscrip.com.
About BioScrip, Inc.
BioScrip provides comprehensive pharmaceutical care solutions. We partner with healthcare payors, pharmaceutical manufacturers, government agencies, physicians, and patients to deliver cost effective programs in an effort to optimize the quality of patient life. We focus our products and services in two core areas: Specialty pharmaceutical services, both nationally and community-based, and Pharmacy Benefit Management services. Our specialty services capabilities include condition-specific distribution and clinical management programs for individuals living with health conditions such as HIV/AIDS, cancer, immune deficiency, Hepatitis C, Rheumatoid Arthritis, Multiple Sclerosis, transplantation and Chrohn’s disease. Our pharmacy benefit management programs include benefit plan design, pharmacy network management and sophisticated reporting capabilities. In addition, we have 37 community, mail and infusion pharmacies across the U.S., providing nationwide access to medications and clinical services.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the integration and consolidation. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
Earnings before interest, taxes, depreciation, amortization, and option expense (“EBITDAO”) is a non-GAAP financial measure as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided a reconciliation of this measure to the most comparable GAAP financial measure.
See Schedule 2 for a reconciliation of the differences between the non-GAAP financial measures and the most directly comparable GAAP financial measures. As required by Regulation G under the Securities Exchange Act, the Company has provided a quantitative comparison between GAAP and disclosed non-GAAP financial measures. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company’s trend towards a return to profitability.
CONTACT: BioScrip, Inc.
Craig Allison, 914-460-1636
Investor Relations
callison@bioscrip.com
SOURCE: BioScrip, Inc.
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Schedule 1
BIOSCRIP, INC.
CONSOLIDATED STATEMENT of OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue	$292,240	$304,243	$1,152,459	$1,073,235

Cost of revenue	261,474	270,655	1,032,864	956,968

Gross profit	30,766	33,588	119,595	116,267
% of Revenue	10.53%	11.04%	10.38%	10.83%

Selling, general and administrative expenses	28,504	28,067	116,797	96,521
Bad debt expense	2,985	9,322	12,443	12,814
Amortization of intangibles	1,639	1,796	6,538	6,395
Merger related expenses	0	2,469	58	4,575
Goodwill and intangible impairment	0	19,409	0	25,165

Total operating expenses	33,128	61,063	135,836	145,470
% of Revenue	11.34%	20.07%	11.79%	13.55%

(Loss) income from operations	(2,362)	(27,475)	(16,241)	(29,203)

Interest expense, net	(920)	(201)	(3,018)	(392)

(Loss) income before income taxes	(3,282)	(27,676)	(19,259)	(29,595)

(Benefit from) provision for income taxes	24,753	(5,061)	19,030	(5,748)

Net (loss) income	($28,035)	($22,615)	($38,289)	($23,847)

Basic net (loss) income per share	($0.75)	($0.61)	($1.03)	($0.70)
Diluted net (loss) income per share	($0.75)	($0.61)	($1.03)	($0.70)

Basic weighted-average shares	37,402,297	37,012,099	37,303,531	34,128,650
Diluted weighted-average shares	37,402,297	37,012,099	37,303,531	34,128,650

Schedule 2
BIOSCRIP, INC.
RECONCILIATION BETWEEN GAAP AND NON-GAAP MEASURES
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
(Loss) income from operations	($2,362)	($27,475)	($16,241)	($29,203)

Addback items:
Depreciation	1,163	1,074	4,316	3,520
Amortization of intangibles	1,639	21,205	6,537	25,804
SFAS 123R stock option expense	810	—	2,529	—

Earnings before interest, taxes, depreciation, amortization and stock option expense (EBITDAO)	$1,250	($5,196)	($2,859)	$121

Schedule 3
BIOSCRIP, INC
CONSOLIDATED BALANCE SHEET
(in thousands, except share and per share data)

	December 31, 2006	December 31, 2005

ASSETS
Current assets
Cash and cash equivalents	$—	$1,521
Receivables, less allowance for doubtful accounts of $13,774 and $14,406 at December 31, 2006 and 2005, respectively	135,139	127,880
Inventory	33,471	25,873
Prepaid expenses and other current assets	2,090	2,978
Deferred taxes	—	11,225

Total current assets	170,700	169,477

Property and equipment, net	10,409	9,232
Other assets and investments	681	939
Goodwill	114,991	104,268
Intangible assets, net	8,675	14,713

Total assets	$305,456	$298,629

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$52,895	$7,427
Accounts payable	51,724	39,969
Claims payable	9,548	31,402
Payables to plan sponsors	589	1,695
Payor Allowance	9,691	9,118
Accrued expenses and other current liabilities	9,230	12,378

Total current liabilities	133,677	101,989

Deferred taxes, net	9,946	875

Total liabilities	143,623	102,864

Stockholders’ equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.0001 par value; 75,000,000 shares authorized; shares issued: 40,680,233 and 39,425,828 respectively; shares outstanding: 37,488,257 and 37,094,252, respectively;	4	4
Treasury stock, 2,247,150 shares at cost	(8,002)	(8,002)
Additional paid-in capital	239,315	234,958
Accumulated deficit	(69,484)	(31,195)

Total stockholders’ equity	161,833	195,765

Total liabilities and stockholders’ equity	$305,456	$298,629